Exhibit 21.1

LIST OF SUBSIDIARIES

Corpbanca

1. Corp Corredores de Seguros S.A.

2. Corp Asesorías Financieras S.A.

3. Corp Administradora de Fondos Mutuos S.A.

4. Corp Corredores de Bolsa S.A.

All of the subsidiaries have their jurisdiction of incorporation in the Republic of Chile.